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Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this 6th day of April 1999, by and among Durwood, Inc., a Delaware corporation (hereinafter "Durwood"); Darren Heiselt, a shareholder of Durwood (hereinafter "Heiselt"); SportsNuts.com, Inc., a Delaware corporation (hereinafter "SNC"), and owners of outstanding common stock of SNC (hereinafter the "SNC Stockholders").

                                    RECITALS:

     WHEREAS, the SNC Stockholders own issued and outstanding common stock of SNC (the "SNC Common Stock"). Durwood desires to acquire the SNC Common Stock solely in exchange for voting common stock of Durwood, making SNC a controlled or wholly-owned subsidiary of Durwood (the "Acquisition"); and

     WHEREAS, the SNC Stockholders (as set forth on Exhibit "A") desire to acquire voting common stock of Durwood in exchange for the SNC Common Stock, as more fully set forth herein.

     NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

     1. PLAN OF REORGANIZATION. It is hereby agreed that the SNC Common Stock shall be acquired by Durwood in exchange solely for Durwood common voting stock (the "Durwood Shares"). It is the intention of the parties hereto that SNC Common Stock be acquired by Durwood in exchange solely for Durwood common voting stock and that this entire transaction qualify as a corporate reorganization under Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder.

     2. OVERALL TRANSACTION. It is the ultimate purpose of this transaction to cause Durwood to make an offer to acquire all of the issued and outstanding capital stock, warrants and options of SportsNuts in exchange for like securities of Durwood as further described herein and to cause SportsNuts to become a wholly owned subsidiary of Durwood. However, said transaction shall be accomplished in two steps. In the first step, Durwood, with the assistance of SportsNuts, shall present an offer to all current shareholders of SNC who are reasonably believed by SNC to be accredited investors as defined by Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended (the "Act"). The Closing of the


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Acquisition described herein is conditioned upon the acceptance by accredited
SportsNuts Stockholders representing at least 80% of the outstanding SNC Common Stock. In the event the Acquisition is completed, in that Durwood is able to acquire at least 80% of the outstanding SNC Common Stock from accredited SNC Stockholders, Durwood shall, as the second step, use its best efforts to file and pursue to effectiveness a registration statement with the S.E.C. and any applicable state agencies, covering an offer to all remaining SNC securities holders (common shares, warrants and options) to exchange their existing securities of SNC for like securities of Durwood on the basis described herein, (the "Second Exchange").In the first step, Durwood shall offer to existing accredited holders of outstanding SNC Warrants ("SNC Warrantholders") the opportunity to exchange such securities for like securities of Durwood in the manner and on the basis described herein (the "Accredited Warrant Exchange").

     3. TERMS OF EXCHANGE. The parties agree that on the Closing Date or at the Closing as hereinafter defined, which includes any subsequent Closings to accomplish the Second Exchange and the Accredited Warrant Exchange, Durwood shall deliver its securities, after giving effect to a 2.213 for 1 forward stock split as to all currently outstanding shares of common stock (the "Forward Split") as follows:

     (a) Durwood shall, subject to the terms and conditions set forth herein, issue an aggregate of 9,299,648 shares of its common stock (the Durwood Shares") to the SNC Stockholders in exchange for 14,200,000 shares of outstanding SNC Common Stock on a ratio of .654904748 Durwood shares for each outstanding share of SNC Common Stock. The SNC Stockholders are listed on the attached Exhibit "A" which is by this reference incorporated herein.

     (b) Durwood shall, subject to the terms and conditions set forth herein, issue warrants to acquire an aggregate of 3,870,487 Durwood Shares to SNC Warrantholders in exchange for outstanding SNC Warrants. The SNC Warrantholders are listed on Exhibit "A". The terms of the Durwood Warrants are outlined and set forth in the attached Exhibit "B", which is by this reference incorporated herein. The ratio of the exchange shall give the SNC Warrantholders the right to purchase .654904748 Durwood Shares for each share of SNC Common Stock covered by outstanding SNC Warrants.

     (c) Durwood shall, subject to the terms and conditions set forth herein, issue options to acquire an aggregate of 9,862,865 Durwood Shares to SNC Optionholders in exchange for outstanding SNC Options. The SNC Optionholders are listed on Exhibit "A". The terms of the Durwood Options are outlined and set forth in the attached Exhibit "C", which is by this reference incorporated herein. The ratio of the exchange shall give the SNC Optionholders the right to purchase .654904748 Durwood Shares for each share of SNC Common Stock covered by outstanding SNC Warrants.

     (d) Each SNC Stockholder shall execute this Agreement or a written consent to the exchange of their SNC Common Stock for Durwood Shares.

     (e) The Acquisition shall close only in the event Durwood is able to acquire at least 80%


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of the outstanding SNC Common Stock from accredited investors.

     4. PRE-CLOSING EVENTS. The Closing is subject to the completion at or about the time of Closing of the following:

     (a) Durwood shall restate its Certificate of Incorporation in the State of Delaware in substantially the form attached hereto as Exhibit "D" and shall have authorized 50,000,000 shares of $.0001 par value common stock and 5,000,000 shares of $.0001 par value preferred stock. The preferred stock shall be subject to issuance in such series and with such rights, preferences and designations as determined in the sole discretion of the board of directors.

     (b) Durwood shall have effectuated the Forward Split at or about the Closing, and shall have 2,441,713 shares of its common stock issued and outstanding and no other shares of capital stock issued or outstanding.

     (c) Durwood shall demonstrate to the reasonable satisfaction of SNC that it has no material assets other than the proceeds of the Durwood Financing as described herein, and no liabilities contingent or fixed.

     5. EXCHANGE OF SECURITIES. As of the Initial Closing Date (as defined herein) each of the following shall occur:

     (a) All shares of SNC Common Stock held by accredited SNC Stockholders who have accepted the Durwood offer, assuming at least 80% of the outstanding shares of SNC Common Stock is covered, shall be exchanged for Durwood Shares. All such outstanding shares of SNC Common Stock shall be deemed, after Closing, to be owned by Durwood. The holders of such certificates previously evidencing shares of SNC Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of SNC Common Stock except as otherwise provided herein or by law;

     (b) Any shares of SNC Common Stock held in the treasury of SNC immediately prior to the Closing Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

     (c) The 2,441,713 shares of Durwood common stock previously issued and outstanding immediately prior to the Closing, after giving effect to the Forward Split, will remain outstanding.

     (d) Durwood Warrants shall be exchanged for the SNC Warrants to the extent said exchange is accepted by accredited SportsNuts' Warrantholders.

     6. OTHER EVENTS OCCURRING AT CLOSING. At Closing, the following shall be accomplished:

     (a) Durwood shall file a restatement to its Certificate of Incorporation with the Secretary


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of State of the State of Delaware in substantially the form attached hereto as
Exhibit "D" effecting a restatement to its Certificate of Incorporation to reflect a name change and revised authorized capitalization all as set forth in Exhibit "D".

     (b) The resignation of the existing Durwood officers and directors and appointment of new officers and directors as directed by SNC.

     (c) Durwood shall have completed a private offering under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, of 1,000,000 shares of its common stock at $1.00 per share. The gross proceeds of this offering (the "Durwood Financing") shall be $1,000,000, which amount, less agreed upon costs, shall be delivered to the control of new management of Durwood at Closing in good funds. The Durwood Financing shall have been completed in compliance with all applicable state and federal securities laws and the restricted securities sold shall be delivered at Closing to the investors in the Durwood Financing.

     (d) Durwood shall adopt a Stock Option Plan at Closing to include up to 15,000,000 shares of its common stock. The Plan shall include "incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended and other options and similar rights.

     7. DELIVERY OF CERTAIN SHARES. On or as soon as practicable after the Closing Date, SNC will use its best efforts to cause the SNC Stockholders to surrender certificates for cancellation representing their shares of SNC Common Stock, against delivery of certificates representing the Durwood Shares for which the shares of SNC Common Stock are to be exchanged at Closing.

     8. REPRESENTATIONS OF SNC STOCKHOLDERS. Each SNC Stockholder hereby represents and warrants each only as to its own SNC Common Stock, effective this date and the Closing Date as follows:

     (a) Except as may be set forth in Exhibit "A", the SNC Common Stock is free from claims, liens, or other encumbrances, and at the Closing Date said SNC Stockholder will have good title and the unqualified right to transfer and dispose of such SNC Common Stock.

     (b) Said SNC Stockholder is the sole owner of the issued and outstanding SNC Common Stock as set forth in Exhibit "A";

     (c) Said SNC Stockholder has no present intent to sell or dispose of the Durwood Shares and is not under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the Durwood Shares.

     9. REPRESENTATIONS OF SNC. SNC hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date:


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     (a) Except as noted on Exhibit "A", the SNC Stockholders listed on the attached Exhibit "A" are the sole owners of record and beneficially of the issued and outstanding common stock of SNC.

     (b) SNC has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in the SNC Financial Statements or on Exhibits "A", "B" and "C", attached hereto.

     (c) The audited financial statements as of and for the periods ended December 31, 1997 and unaudited financial statements for the period ended December 31, 1998, which have been delivered to Durwood (hereinafter referred to as the "SNC Financial Statements") are complete and accurate and fairly present the financial condition of SNC as of the dates thereof and the results of its operations for the periods covered. Prior to Closing, SportsNuts shall deliver audited financial statements for the period ended December 31, 1998, which shall not show any material variations from the unaudited statements for said period. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the SNC Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of SNC as reflected in the SNC Financial Statements. SNC has good title to all assets shown on the SNC Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The SNC Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto) and fairly present the financial position of SNC as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

     (d) Since the date of the SNC Financial Statements, there have not been any material adverse changes in the financial position of SNC except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of SNC.

     (e) SNC is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the SNC Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against SNC.

     (f) SNC is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on SNC.

     (g) SNC has (or, by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.


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     (h) SNC has not materially breached any material agreement to which it is a party. SNC has previously given Durwood copies or access thereto of all material contracts, commitments and/or agreements to which SNC is a party including all relationships or dealings with related parties or affiliates.

     (i) SNC has no subsidiary corporations except as described in writing to Durwood.

     (j) SNC has made all material corporate financial records, minute books, and other corporate documents and records available for review to present management of Durwood prior to the Closing Date, during reasonable business hours and on reasonable notice.

     (k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which SNC is a party and has been duly authorized by all appropriate and necessary corporate action under Delaware of other applicable law and SNC, to the extent required, has obtained all necessary approvals or consents required by any agreement to which SNC is a party.

     (l) SNC has complied with all applicable state and federal securities laws in connection with the offer, sale and issuance of all securities issued by it since its inception.

     (m) All disclosure information regarding SNC which is to be set forth in disclosure documents of Durwood or otherwise delivered to Durwood by SNC for use in connection with the Acquisition described herein is true, complete and accurate in all material respects.

     10. REPRESENTATIONS OF DURWOOD AND HEISELT. Durwood, and Heiselt to the best of his knowledge, hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Closing Date:

     (a) As of the Closing Date, the Durwood Shares, to be issued and delivered to the SNC Stockholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of Durwood common stock, fully-paid and nonassessable. Durwood shall have completed its Forward Split wherein each holder of Durwood Shares shall have received 2.213 shares of the Durwood Shares for each Durwood Shares previously held. The total number of Durwood shares of common stock outstanding shall be 2,441,713. No shares of Durwood preferred stock, shall be outstanding.

     (b) Durwood has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Durwood. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Durwood is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Durwood or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of Durwood.

     (c) Durwood has delivered to SNC (or shall deliver prior to Closing) a true and complete copy of its audited financial statements for the years ended December 31, 1997 and 1998 (the "Durwood Financial Statements"). The Durwood Financial Statements are complete, accurate and fairly present the financial condition of Durwood as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The Durwood Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Durwood as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

     (d) Since December 31, 1998, there have not been any material adverse changes in the financial condition of Durwood except with regard to disbursements to pay reasonable and ordinary expenses in connection with maintaining its corporate status and pursuing the matters contemplated in this Agreement. Prior to Closing, all accounts payable and other liabilities of Durwood shall be paid and satisfied in full and Durwood shall have no liabilities either contingent or fixed.

     (e) Durwood is not a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the Durwood Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of Heiselt, threatened or contemplated against or affecting Durwood, its management or its properties.

     (f) Durwood is duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

     (g) Durwood has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on Durwood, and has paid or made adequate provision in the Durwood Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Durwood is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

     (h) There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of Durwood, except as contemplated in this Agreement.

     (i) The corporate financial records, minute books, and other documents and records of


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Durwood have been made available to SNC prior to the Closing and shall be delivered to new management of Durwood at Closing.

     (j) Durwood has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that Durwood has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which Durwood is subject. Durwood hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to SNC all relationships or dealings with related parties or affiliates.

     (k) Durwood common stock is currently approved for quotation on the OTC Bulletin Board under the symbol "DWOD" and there are no stop orders in effect with respect thereto.

     (l) Durwood has complied with all applicable state and federal securities laws in connection with the offer, sale and issuance of all securities issued by it since its inception.

     (m) All information regarding Durwood which has been provided to SNC or otherwise disclosed in connection with the transactions contemplated herein, is true, complete and accurate in all material respects. Durwood and Heiselt specifically disclaim any responsibility regarding disclosures as to SNC, its business or its financial condition.

     11. CLOSING. The Initial Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to take place on or about April 6, 1999, but no later than April 30, 1999, unless extended by mutual consent of all parties hereto. The "Closing Date" of the transactions described herein (the "Acquisition"), shall be that date on which all conditions set forth herein have been met and the Durwood Shares are issued in exchange for the SNC Common Stock. As contemplated in Section 2 hereof, there is expected to be more than one Closing after the Initial Closing whereat at least 80% of the outstanding SNC Common Stock is acquired by Durwood. Such additional Closings shall be held as are necessary to complete the transactions contemplated herein subject to the conditions stated herein.

     12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SNC. All obligations of SNC under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:

     (a) The representations and warranties by or on behalf of Heiselt and Durwood contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Closing Date as though such representations and warranties were made at and as of such time.

     (b) Durwood shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

     (c) On or before the Closing, the board of directors, and shareholders representing a majority interest the outstanding common stock of Durwood, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

     (d) On or before the Closing Date, Durwood shall have delivered to SNC certified copies of resolutions of the board of directors and shareholders of Durwood approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Durwood to comply with the terms of this Agreement including the election of SNC's nominees to the Board of Directors of Durwood and all matters outlined herein.

     (e) The Acquisition shall be permitted by applicable law and Durwood shall have sufficient shares of its capital stock authorized to complete the Acquisition.

     (f) At Closing, the existing sole officer and director of Durwood shall have resigned in writing from all positions as director and officer of Durwood effective upon the election and appointment of the SNC nominees.

     (g) At the Closing, all instruments and documents delivered to SNC and SNC Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for SNC.

     (h) The shares of restricted Durwood capital stock to be issued to SNC Stockholders and in the Durwood Financing at Closing will be validly issued, nonassessable and fully-paid under Delaware corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

     (i) SNC and SNC Stockholders shall have received the advice of their tax advisor, if deemed necessary by them, as to all tax aspects of the Acquisition.

     (j) SNC shall have received all necessary and required approvals and consents from required parties and its shareholders.

     (k) Durwood shall have completed the Durwood Financing and shall have on hand $1,000,000 in gross proceeds.

     (l) At the Closing, Durwood shall have delivered to SNC an opinion of its counsel dated as of the Closing to the effect that:

          (i) Durwood is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (ii) This Agreement has been duly authorized, executed and delivered by Durwood and is a valid and binding obligation of Durwood enforceable in accordance with its terms;

          (iii) Durwood through its board of directors and stockholders has taken all corporate action necessary for performance under this Agreement;

          (iv) The documents executed and delivered by Durwood to SNC and SNC Stockholders hereunder are valid and binding in accordance with their terms and vest in SNC Stockholders, as the case may be, all right, title and interest in and to the Durwood Shares to be issued pursuant to the terms hereof, and the Durwood Shares when issued will be duly and validly issued, fully-paid and nonassessable;

          (v) Durwood has the corporate power to execute, deliver and perform under this Agreement;

          (vi) Legal counsel for Durwood is not aware of any liabilities, claims or lawsuits pending or threatened or otherwise involving Durwood;

          (vii) Durwood's authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value, of which 1,103,500 shares are issued and outstanding and 500,000 shares of preferred stock, $.001 par value per share, of which none are issued or outstanding. The outstanding shares of common stock have been duly authorized, validly issued and are fully-paid and non-assessable.

          (viii) To our best knowledge there are no outstanding options, warrants, or other rights calling for the issuance of, and no commitments, plans or arrangements to issue, any shares of capital stock of Durwood or any security convertible into or exchanged for capital stock of Durwood, except as described in the Agreement.

     13. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DURWOOD. All obligations of Durwood under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) The representations and warranties by SNC and SNC Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

     (b) SNC shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

     (c) SNC shall deliver on behalf of the SNC Stockholders a letter commonly known as an "Investment Letter," signed by each of said shareholders, in substantially the form attached hereto as Exhibit "E", acknowledging that the Durwood Shares are being acquired for investment purposes and sufficient documentation to give Durwood reasonable basis to establish the SNC Stockholders as Accredited Investors.

     (d) SNC shall deliver an opinion of its legal counsel to the effect that:

          (i) SNC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on SNC;

          (ii) This Agreement has been duly authorized, executed and delivered by SNC.

          (iii) The documents executed and delivered by SNC and SNC Stockholders to Durwood hereunder are valid and binding in accordance with their terms and vest in Durwood all right, title and interest in and to the SNC Common Stock, which stock is duly and validly issued, fully-paid and nonassessable.

     14. INDEMNIFICATION. During any applicable statute of limitation period as to any tax matters, and as to all other matters for a period of two years from the Closing, Durwood and Heiselt agree to jointly and severally indemnify and hold harmless SNC, and SNC agrees to indemnify and hold harmless Durwood and Heiselt, against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

     15. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for two years from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

     16. DOCUMENTS AT CLOSING. At the Closing, the following documents shall be delivered:

     (a) SNC will deliver, or will cause to be delivered, to Durwood the following:

          (i) a certificate executed by the President and Secretary of SNC to the effect that all representations and warranties made by SNC under this Agreement are true and correct as of the Closing, the same as though originally given to Durwood on said date;

          (ii) a certificate from the jurisdiction of incorporation of SNC dated at or about the Closing to the effect that SNC is in good standing under the laws of said jurisdiction;

          (iii) Investment Letters in the form attached hereto as Exhibit "C" executed by each SNC Stockholder and evidence of accreditation;

          (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

          (v) certified copies of resolutions adopted by the shareholders and directors of SNC authorizing this transaction; and

          (vi) all other items, the delivery of which is a condition precedent to the obligations of Durwood as set forth herein.

          (vii) the legal opinion required by Section 12(d) hereof.

     (b) Durwood will deliver or cause to be delivered to SNC:

          (i) stock certificates representing the Durwood Shares to be issued as a part of the stock exchange as described herein;

          (ii) a certificate of the President of Durwood, to the effect that all representations and warranties of Durwood made under this Agreement are true and correct as of the Closing, the same as though originally given to SNC on said date;

          (iii) certified copies of resolutions adopted by Durwood's board of directors and Durwood's Stockholders authorizing the Acquisition and all related matters described herein;

          (iv) certificate from the jurisdiction of incorporation of Durwood dated at or about the Closing Date that Durwood is in good standing under the laws of said state;

          (v) opinion of Durwood's counsel as described in Section 11(l) above;

          (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

          (vii) resignation of the existing officer and director of Durwood;

          (viii) all corporate and financial records of Durwood; and

          (ix) all other items, the delivery of which is a condition precedent to the obligations of SNC, as set forth in Section 12 hereof, including the net proceeds from the Limited Offering not to be less than $950,000.

     17. FINDER'S FEES. Durwood, represents and warrants to SNC, and SNC represents and warrants to Durwood that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby other than the arrangements described in
Section 5(d) hereof. In this regard, Durwood, on the one hand, and SNC on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability other than as disclosed herein.

     18. MISCELLANEOUS.

     (a) Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     (c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

     (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

     (e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     (h) Arbitration. All disputes hereunder shall be resolved by binding arbitration in Salt Lake City, Utah before a single arbitrator in accordance with the applicable rules of the American Arbitration Association then in effect. Judgment of the Arbitrator may be entered in any court having jurisdiction over the party against whom the judgment is rendered.

     (i) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

     (j) Entire Agreement. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

     (k) Time. Time is of the essence.

     (l) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                        DURWOOD, INC.


                                        By: /s/ Darren Heiselt
                                           -------------------------------------
                                           Darren Heiselt, President


                                           /s/ Darren Heiselt
                                           -------------------------------------
                                           Darren Heiselt, individually

                                        SPORTSNUTS.COM, INC.


By: /s/ Kenneth Denos                   By: /s/ Kenneth Forrest
   --------------------------              -------------------------------------
     Kenneth Denos, Secretary               Kenneth Forrest, President

                                  EXHIBIT "A"

                    TO AGREEMENT AND PLAN OF REORGANIZATION

           LIST OF SNC STOCKHOLDERS, WARRANTHOLDERS AND OPTIONHOLDERS

                                   EXHIBIT "B"

                     TO AGREEMENT AND PLAN OF REORGANIZATION

                  OUTLINE OF TERMS AND FORM OF DURWOOD WARRANT

In consideration for services rendered to it and in consideration for financial sums provided to it, SportsNuts issued warrants to twenty individuals to acquire 5,910,000 shares of Common Stock at an exercise price of $0.50 per share. Each of the warrants are exercisable for a period of two years from the date of grant, ranging from June 30, 2000 to January 14, 2001. These SportsNuts warrants will be exchanged for warrants to acquire in the aggregate 3,870,487 shares of the Company's common stock exercisable at $.76 per share.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE LAW AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR STATE LAW OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SECURITIES, SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

                  Void after 5:00 p.m., Mountain Standard Time
                                       on ____________________

                       SPORTSNUTS.COM INTERNATIONAL, INC.

                                     WARRANT

This certifies that, for value received, _________________, or registered assigns (the "Holder"), is entitled to purchase at a price of _______________ ($________) per share (the "Exercise Price"), subject to the provisions of this Warrant, from SPORTSNUTS.COM INTERNATIONAL, INC., a Delaware corporation, (the "Company"), ______________________ (________________) shares of the unregistered
Common Stock of the Company (the "Warrant Stock").

     1. Exercise of Warrant. This Warrant may be exercised in whole or in part at any time or from time to time on or after the date hereof, but not later than 5:00 p.m., Mountain Standard Time, on
          , , or if such date is a day on which federal or state chartered banking institutions are authorized by law to close, then on the next succeeding day which shall not be such a day, by presentation and surrender thereof to the Company at its principal office or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment, in cash or by certified or official bank check, payable to the order of the Company, of the Exercise Price for the number of shares of Warrant Stock specified in such form, together with all taxes applicable upon such exercise. If this Warrant should be exercised in part only, the Company shall upon surrender of this Warrant for cancellation, execute and deliver a new Warrant of the same tenor evidencing the right of the Holder to purchase the balance of the shares of Warrant Stock purchasable hereunder upon the same terms and conditions as herein set forth. Upon and as of receipt by the Company of this Warrant at the office or stock transfer agent of the Company, in proper form for exercise, and accompanied by payment as herein provided, the Holder shall be deemed to be the holder of record of the shares of Warrant Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Warrant Stock shall not then be actually delivered to the Holder.

     2. Reservation of Shares. The Company hereby covenants and agrees that at all times during the period this Warrant is exercisable it shall reserve from its authorized and unissued shares of Common Stock for issuance and delivery upon exercise of this Warrant such number of shares of its Warrant Stock as shall be required for issuance and delivery upon exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares of Warrant Stock upon the exercise of this Warrant.

     3. Fractional Shares. No fractional shares or stock representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Warrant Stock on the date of exercise, as determined in good faith by the Company's Board of Directors.

     4. Transfer, Exchange, Assignment or Loss of Warrant.

         (a) This Warrant may not be assigned or transferred except as provided herein and in accordance with and subject to the provisions of the Securities Act of 1933 and the Rules and Regulations promulgated thereunder (said Act and such Rules and Regulations being hereinafter collectively referred to as the "Act"). Any purported transfer or assignment made other than in accordance with this Section 4 and Section 8 hereof shall be null and void and of no force and effect.

         (b) This Warrant may be transferred or assigned only with the written consent of the Company, which shall not be unreasonably withheld. In addition, this Warrant shall be transferable only upon the opinion of counsel satisfactory to the Company, which may be counsel to the Company, that (i) the transferee is a person to whom the Warrant may be legally transferred without registration under the Act; and (ii) such transfer will not violate any applicable law or governmental rule or regulation including, without limitation, any applicable federal or state securities law, as further referenced in Section 8 below. Prior to the transfer or assignment, the assignor or transferor shall reimburse the Company for its reasonable expenses, including attorneys' fees, incurred in connection with the transfer or assignment.

         (c) Any assignment permitted hereunder shall be made by surrender of this Warrant to the Company at its principal office with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax. In such event the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation thereof at the principal office of the Company together with a written notice signed by the Holder thereof, specifying the names and denominations in which new Warrants are to be issued. The terms "Warrant" and "Warrants" as used herein includes any Warrants in substitution for or replacement of this Warrant, or into which this Warrant may be divided or exchanged.

         (d) Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

         (e) Each Holder of this Warrant, the shares of Warrant Stock issued hereunder or any other security issued or issuable upon the exercise of this Warrant shall indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer or any such person may become subject under the Act or statute or common law, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or are based upon the disposition by such Holder of the Warrant, the shares of Warrant Stock acquired under the Warrant, or other such securities in violation of this Warrant.

     5. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

     6. Adjustment of Exercise Price and Number of Shares. The number and kind of securities issuable upon the exercise of this Warrant and the Exercise Price of such securities shall be subject to adjustment from time to time upon the happening of certain events as follows:

         (a) Adjustment for Dividends in Stock. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive without payment therefor, other or additional stock of the Company by way of dividend, then and in each case, the Holder of this Warrant shall, upon the exercise hereof be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock of Company which such Holder would hold on the date of such exercise had it been the holder of record of such shares of Warrant Stock on the date hereof and had thereafter, during the period from the date hereof to and including the additional stock receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (a) and (b) of this Section 6.

         (b) Adjustment for Reclassification, Reorganization or Merger. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) on or after the date hereof, or in case, after such date, the Company (or any such other corporation) shall merge with or into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto. In each such case, the terms of this Section 6 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

         (c) Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall subdivide its outstanding shares of Warrant Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares of Warrant Stock receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Warrant Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares of Warrant Stock receivable upon exercise of the Warrant shall thereby be proportionately decreased.

     7. Officer's Certificate. Whenever the Exercise Price or the number of shares of Warrant Stock that may be acquired under the Warrant shall be adjusted as required by the provisions of Section 6 hereof, the Company shall forthwith file with its Secretary or an Assistant Secretary at its principal office, and with its stock transfer agent, if any, an officer's certificate showing the adjusted Exercise Price and shares of Warrant Stock determined as herein provided and setting forth in reasonable detail the facts requiring such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder, and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the Holder.

     8. Transfer to Comply with the Securities Act of 1933.

         (a) This Warrant and the shares of Warrant Stock issued hereunder or any other security issued or issuable upon exercise of this Warrant may not be sold, transferred or otherwise disposed of, except to a person who, in the opinion of counsel reasonably satisfactory to the Company, is a person to whom this Warrant or such shares of Warrant Stock may legally be transferred pursuant to Section 4 hereof without registration and without the delivery of a current prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provision of this Section 8 with respect to any resale or other disposition of such securities unless, in the opinion of such counsel, such agreement is not required.

         (b) The Company may cause the following legend to be set forth on each certificate representing shares of Warrant Stock acquired under this Warrant or any other security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE LAW AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR STATE LAW OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SECURITIES, SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

     9. Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Utah excluding that body of law pertaining to conflicts of law.

     10. Notice. Notices and other communications to be given to the Holder of the Warrants evidenced by this certificate shall be delivered by hand or mailed, postage prepaid, to ______________________________________________, or such other address as the Holder shall have designated by written notice to the Company as provided herein. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or mailed postage prepaid to the Company at The Towers at South Towne #2, 10421 South 400 West, Salt Lake City, UT 84095, attn: Kenneth I. Denos, or such other address as the Company shall have designated by written notice to such registered owner as herein provided. Notice by mail shall be deemed given when deposited in the United States mail, postage prepaid, as herein provided.


     IN WITNESS WHEREOF, the Company has executed this Warrant as of the _____ day of April, 1999.


                                            SPORTSNUTS.COM INTERNATIONAL, INC.



                                            By: ________________________________



                                            Its: _______________________________

                                  PURCHASE FORM


                                                                      Dated:


     The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing _________ shares of Warrant Stock, and hereby makes payment of $________ in payment of the actual exercise price thereof.




                                    Signature


                                            ------------------------------------


                                 ASSIGNMENT FORM



                                                                      Dated:


FOR VALUE RECEIVED, _______________________________________ hereby sells, assigns and transfers unto _____________________________________________________
                             (please type or print)

________________________________________________________________________________
                                    (address)
the right to purchase shares of Warrant Stock represented by this Warrant to the extent of shares as to which such right is exercisable, and does hereby irrevocably constitute and appoint the Company and/or its transfer agent as attorney to transfer the same on the books of the Company with full power of substitution in the premises.



                                    ---------------------------------
                                    Signature

                                   EXHIBIT "C"

                     TO AGREEMENT AND PLAN OF REORGANIZATION

                       Outline of Terms and Form of Option

                                   EXHIBIT "D"


                     TO AGREEMENT AND PLAN OF REORGANIZATION

               Form of Restatement to Certificate of Incorporation

                      RESTATED CERTIFICATE OF INCORPORATION

     Durwood, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Durwood, Inc., and it was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 12, 1996.

     2. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                          CERTIFICATE OF INCORPORATION
                                       OF
                       SPORTSNUTS.COM INTERNATIONAL, INC.

                                 ARTICLE I. NAME

     The name of the corporation is SPORTSNUTS.COM INTERNATIONAL, INC. (the "Corporation").

                          ARTICLE II. REGISTERED OFFICE

     The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

                              ARTICLE III. PURPOSE

     The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                            ARTICLE IV. CAPITAL STOCK

     The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock". The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000). The number of shares of Common Stock authorized to be issued is Fifty Million (50,000,000). The Preferred Stock and the Common Stock shall each have a par value of $.0001 per share.

         (a) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

         (b) Provisions Relating to Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in accordance with Sections 102(a) and 151(a) of the General Corporation Law of Delaware, in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

                          ARTICLE V. BOARD OF DIRECTORS

         (a) Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the terms of any director at any time in office.

         (b) Classified Board. The Board shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the first annual meeting of the stockholders, directors of the first class will be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class will be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class will be elected to hold office for a term expiring at the third succeeding annual meeting.

         (c) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

         (d) Election of directors need not be by written ballot.

                               ARTICLE VI. BY-LAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

                             ARTICLE VII. LIABILITY

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

                    ARTICLE VIII. SPECIAL VOTING REQUIREMENTS

     The following actions, when submitted to the stockholders of the Corporation for their consideration, shall require the affirmative vote of at least 66 2/3% of the outstanding Common Stock of the Corporation: amendment of Sections (a), (b), or (c) of Article V of the Certificate of Incorporation. The foregoing voting requirements shall not otherwise be deemed to affect the voting rights granted by this Certificate of Incorporation, the By-laws, or the Delaware General Corporation Law, to the Board.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Corporation this 6th day of April, 1999.

                           DURWOOD, INC.


                           By: /s/ Darren Heiselt
                              -----------------------------------------
                              Darren Heiselt, President and Secretary

                                   EXHIBIT "E"


                     TO AGREEMENT AND PLAN OF REORGANIZATION

                            Form of Investment Letter